Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 4th Quarter and Full Year 2016 Results

MILWAUKEE, January 31, 2017 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $1.87 per diluted share for the three months ended December 31, 2016 compared to $1.66 per diluted share in the prior year period. The net earnings in the quarter were $127.4 million compared to $123.9 million a year earlier. Revenues for the fourth quarter totaled $5.0 billion, which was equal to the year earlier period.
Financial results in the quarter were significantly impacted by the stronger U.S. dollar relative to several foreign currencies compared to the prior year period. On a constant currency basis, revenues increased 3% and net earnings per diluted share increased 17%. Earnings per share were negatively impacted 7 cents by changes in foreign currencies compared to the prior year. The quarter included a favorable impact due to an insurance settlement which increased earnings per share by 7 cents.
Jonas Prising, ManpowerGroup Chairman & CEO, said: "We are very pleased with our strong performance in the 4th quarter, with improving top line growth and strong bottom line performance, capping off a solid year, despite the uneven and slow growth environment in 2016.
“Our clients appreciate the breadth, global scale and innovation of our services and solutions, helping them reach their business objectives in an uncertain environment. The workforce solutions we provide to our clients also help millions of individuals enhance their employability and skills. Those are the fundamental drivers of our confidence in our continued business progress and our passion for sustainable and meaningful employment wherever we are in the world. We look forward to building on our progress in 2017, helping our clients and candidates win in the changing world of work.
“We are anticipating diluted earnings per share in the first quarter 2017 to be in the range of $1.06 to $1.14 which includes an estimated unfavorable currency impact of 5 cents.” Prising stated.
Net earnings per diluted share for the year ended December 31, 2016 was $6.27 compared to $5.40 per diluted share in 2015. Net earnings were $443.7 million compared to $419.2 million in the prior year. Revenues for the year were $19.7 billion, an increase of 2% in U.S. dollars from the prior year and an increase of 4% in constant currency.
2016 earnings were unfavorably impacted by 15 cents per diluted share due to changes in foreign currencies compared to the prior year.
In conjunction with its fourth quarter and full year earnings release, ManpowerGroup will broadcast its conference call live over the Internet on January 31, 2017 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com/
Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com/

About ManpowerGroup

ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for nearly 70 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands - Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions - we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2016, ManpowerGroup was named one of the World’s Most Ethical Companies for the sixth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com.

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2015, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,956.1	$4,953.9	—	3.2%
Cost of services	4,115.1	4,102.8	0.3%	3.6%
Gross profit	841.0	851.1	-1.2%	1.6%
Selling and administrative expenses	629.0	670.0	-6.1%	-3.6%
Operating profit	212.0	181.1	17.1%	21.1%
Interest and other expenses	15.1	1.0
Earnings before income taxes	196.9	180.1	9.3%	13.1%
Provision for income taxes	69.5	56.2	23.7%
Net earnings	$127.4	$123.9	2.8%	6.6%
Net earnings per share - basic	$1.89	$1.67	13.2%
Net earnings per share - diluted	$1.87	$1.66	12.7%	16.9%
Weighted average shares - basic	67.5	74.1	-8.9%
Weighted average shares - diluted	68.3	74.9	-8.7%

(a) Revenues from services include fees received from our franchise offices of $6.1 million for both the three months ended December 31, 2016 and 2015. These fees are primarily based on revenues generated by the franchise offices, which were $257.8 million and $269.7 million for the three months ended December 31, 2016 and 2015, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$684.7	$748.5	-8.5%	-8.5%
Other Americas	378.2	391.8	-3.5%	8.3%
	1,062.9	1,140.3	-6.8%	-2.7%
Southern Europe:
France	1,228.6	1,175.4	4.5%	6.1%
Italy	305.8	312.3	-2.1%	-0.6%
Other Southern Europe	377.8	359.8	5.0%	6.1%
	1,912.2	1,847.5	3.5%	5.0%
Northern Europe	1,292.8	1,316.7	-1.8%	6.2%
APME	629.6	579.2	8.7%	4.7%
Right Management	58.6	70.2	-16.5%	-14.5%
	$4,956.1	$4,953.9	—	3.2%
Operating Unit Profit:
Americas:
United States	$39.1	$39.2	-0.3%	-0.3%
Other Americas	14.2	16.5	-13.6%	1.6%
	53.3	55.7	-4.2%	0.3%
Southern Europe:
France	67.0	66.7	0.4%	2.2%
Italy	21.8	19.6	11.1%	12.6%
Other Southern Europe	13.1	10.8	22.1%	23.1%
	101.9	97.1	5.0%	6.6%
Northern Europe	48.8	36.1	35.3%	45.3%
APME	21.7	18.1	18.0%	13.9%
Right Management	11.9	10.3	16.2%	20.4%
	237.6	217.3
Corporate expenses	(16.6)	(26.5)
Intangible asset amortization expense	(9.0)	(9.7)
Operating profit	212.0	181.1	17.1%	21.1%
Interest and other expenses (b)	(15.1)	(1.0)
Earnings before income taxes	$196.9	$180.1

(a) In the United States, revenues from services include fees received from our franchise offices of $4.0 million and $3.7 million for the three months ended December 31, 2016 and 2015, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $174.5 million for both the three months ended December 31, 2016 and 2015.

(b) The components of interest and other expenses were:
	2016	2015
Interest expense	$10.0	$10.6
Interest income	(1.1)	(0.6)
Foreign exchange loss (gain)	1.2	(5.2)
Miscellaneous expense (income), net	5.0	(3.8)
	$15.1	$1.0

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Year Ended December 31
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from services (a)	$19,654.1	$19,329.9	1.7%	4.1%
Cost of services	16,320.3	16,034.1	1.8%	4.3%
Gross profit	3,333.8	3,295.8	1.2%	3.3%
Selling and administrative expenses	2,583.0	2,606.9	-0.9%	1.1%
Operating profit	750.8	688.9	9.0%	11.4%
Interest and other expenses	49.5	28.2
Earnings before income taxes	701.3	660.7	6.1%	8.5%
Provision for income taxes	257.6	241.5	6.7%
Net earnings	$443.7	$419.2	5.8%	8.4%
Net earnings per share - basic	$6.33	$5.46	15.9%
Net earnings per share - diluted	$6.27	$5.40	16.1%	18.9%
Weighted average shares - basic	70.1	76.8	-8.8%
Weighted average shares - diluted	70.8	77.7	-8.9%

(a) Revenues from services include fees received from our franchise offices of $23.3 million and $24.2 million for the years ended December 31, 2016 and 2015, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,019.9 million and $1,082.3 million for the years ended December 31, 2016 and 2015, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Year Ended December 31
			% Variance
			Amount	Constant
	2016	2015	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$2,836.8	$3,005.8	-5.6%	-5.6%
Other Americas	1,460.4	1,486.2	-1.7%	14.1%
	4,297.2	4,492.0	-4.3%	0.9%
Southern Europe:
France	4,837.4	4,661.3	3.8%	4.0%
Italy	1,167.7	1,226.1	-4.8%	-4.5%
Other Southern Europe	1,492.5	1,404.1	6.3%	6.5%
	7,497.6	7,291.5	2.8%	3.0%
Northern Europe	5,129.1	5,033.7	1.9%	7.3%
APME	2,471.3	2,239.1	10.4%	8.1%
Right Management	258.9	273.6	-5.4%	-3.4%
	$19,654.1	$19,329.9	1.7%	4.1%
Operating Unit Profit:
Americas:
United States	$142.9	$143.8	-0.7%	-0.7%
Other Americas	53.6	57.0	-5.9%	10.4%
	196.5	200.8	-2.1%	2.5%
Southern Europe:
France	250.6	258.8	-3.2%	-3.1%
Italy	79.1	70.9	11.6%	11.6%
Other Southern Europe	47.2	39.9	18.4%	18.3%
	376.9	369.6	2.0%	2.0%
Northern Europe	173.0	144.7	19.6%	25.4%
APME	88.5	79.3	11.5%	9.1%
Right Management	44.7	38.3	16.7%	18.8%
	879.6	832.7
Corporate expenses	(92.8)	(111.0)
Intangible asset amortization expense	(36.0)	(32.8)
Operating profit	750.8	688.9	9.0%	11.4%
Interest and other expenses (b)	(49.5)	(28.2)
Earnings before income taxes	$701.3	$660.7

(a) In the United States, revenues from services include fees received from our franchise offices of $15.1 million and $15.2 million for the years ended December 31, 2016 and 2015, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $686.0 million and $714.1 million for the years ended December 31, 2016 and 2015, respectively.

(b) The components of interest and other expenses were:
	2016	2015
Interest expense	$37.9	$36.0
Interest income	(3.6)	(2.5)
Foreign exchange loss (gain)	2.8	(4.7)
Miscellaneous expense (income), net	12.4	(0.6)
	$49.5	$28.2

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Dec. 31	Dec. 31
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$598.5	$730.5
Accounts receivable, net	4,413.1	4,243.0
Prepaid expenses and other assets	121.3	119.0
Total current assets	5,132.9	5,092.5
Other assets:
Goodwill	1,239.9	1,257.4
Intangible assets, net	294.4	326.5
Other assets	759.7	694.0
Total other assets	2,294.0	2,277.9
Property and equipment:
Land, buildings, leasehold improvements and equipment	567.0	585.4
Less: accumulated depreciation and amortization	419.7	438.3
Net property and equipment	147.3	147.1
Total assets	$7,574.2	$7,517.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,914.4	$1,659.2
Employee compensation payable	208.1	211.4
Accrued liabilities	398.6	483.7
Accrued payroll taxes and insurance	649.2	613.8
Value added taxes payable	448.7	438.7
Short-term borrowings and current maturities of long-term debt	39.8	44.2
Total current liabilities	3,658.8	3,451.0
Other liabilities:
Long-term debt	785.6	810.9
Other long-term liabilities	683.4	563.1
Total other liabilities	1,469.0	1,374.0
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,227.2	3,186.7
Retained earnings	2,291.3	1,966.0
Accumulated other comprehensive loss	(426.1)	(286.0)
Treasury stock, at cost	(2,731.7)	(2,243.2)
Total ManpowerGroup shareholders' equity	2,361.9	2,624.7
Noncontrolling interests	84.5	67.8
Total shareholders' equity	2,446.4	2,692.5
Total liabilities and shareholders' equity	$7,574.2	$7,517.5

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	December 31
	2016	2015
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$443.7	$419.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	85.3	77.7
Deferred income taxes	74.0	91.2
Provision for doubtful accounts	20.4	16.3
Share-based compensation	27.1	31.1
Excess tax benefit on exercise of share-based awards	(0.8)	(7.4)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(317.2)	(369.8)
Other assets	(75.3)	(59.7)
Other liabilities	342.8	312.9
Cash provided by operating activities	600.0	511.5
Cash Flows from Investing Activities:
Capital expenditures	(56.9)	(52.3)
Acquisitions of businesses, net of cash acquired	(57.6)	(260.5)
Proceeds from sales of investments, property and equipment	4.1	14.7
Cash used in investing activities	(110.4)	(298.1)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(0.3)	4.1
Proceeds from long-term debt	—	454.0
Repayments of long-term debt	(6.4)	(2.0)
Payments for debt issuance costs	—	(2.5)
Payments of contingent consideration for acquisitions	(2.9)	—
Proceeds from share-based awards and other equity transactions	18.0	104.1
Other share-based award transactions	(5.4)	(0.7)
Repurchases of common stock	(482.2)	(580.2)
Dividends paid	(118.4)	(121.0)
Cash used in financing activities	(597.6)	(144.2)
Effect of exchange rate changes on cash	(24.0)	(37.9)
Change in cash and cash equivalents	(132.0)	31.3
Cash and cash equivalents, beginning of period	730.5	699.2
Cash and cash equivalents, end of period	$598.5	$730.5